EFP ROTENBERG what counts Certified Public Accountants | Business Consultants

April 15, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Item 4.01 of InterAmerican Gaming, Inc. (the "Company") Form 8-K dated April 15, 2014, and are in agreement with the statements relating only to EFP Rotenberg, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York